Press Release

PETROSONIC (PSON:OTCBB) AWARDS ASSEMBLY CONTRACT TO COMMISSION HEAVY OIL UPGRADING PLANT

September 18, 2012 - (Calgary) Petrosonic Energy, Inc. (PSON:OTCBB) is pleased to announce the award of an assembly contract to Pavli Valle Inc, an engineering and assembly company. The contract is for the final assembly and process engineering and fabrication of tanks and equipment for Petrosonic Energy, Inc.’s Heavy Oil Processing Plant.

“Pavli Valle has a great reputation in this field and we are confident in their capacity and capability to conclude the contract in time” stated Art Agolli, CEO of Petrosonic Energy, Inc. “We are excited to have reached this milestone toward our goal of commissioning our first stand alone heavy oil de-asphalting and processing facility. Our objective is to start up the heavy oil processing facility and commercialize the SonoprocessTM Technology within the 4th Quarter of 2012. This is an important step for demonstrating the potential of our technology and returning value to our shareholders.”

Petrosonic Energy, Inc. is building a facility to provide a 1,000 barrel of oil per day processing for the upgrading of heavy oil. This plant will be the first commercialization of the company’s Sonic Reactor to provide energy and cost efficient heavy oil processing. Once this application has been achieved the company plans to expand its capacity up to 5,000 barrels per day.

About Petrosonic Energy, Inc.

Petrosonic Energy, Inc. was established to deliver innovative technologies to the energy sector. Our current primary focus is to provide technologies that upgrade heavy oil economically and in an environmental friendly manner. Our patented SonoprocessTM uses clean tech sonic energy to de-asphalt heavy oil at much smaller scale and lower capital costs than conventional Upgraders and without the use of water or release of emissions into the atmosphere.

For more information contact:

Art Agolli, President and CEO

Petrosonic Energy, Inc.

Tel: 1-403-708-7869

www.petrosonic.net

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, assembly and start up of the heavy oil processing facility in Albania, schedule of work completion, use of SonoprocessTM technology, business objectives and business plan. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new technology and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our current report on Form 8-K filed July 31, 2012, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.